Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS DECEMBER 31, 2021 FINANCIAL RESULTS; ANNOUNCES SECOND QUARTER 2022 REGULAR DISTRIBUTION OF $0.28 PER SHARE

For Immediate Release

NEW YORK, March 10, 2022 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2021 and filed its Form 10-K with the U.S. Securities and Exchange Commission.

CION also announced that, on March 8, 2022, its co-chief executive officers declared a second quarter 2022 regular distribution of $0.28 per share payable on June 8, 2022 to shareholders of record as of June 1, 2022.

QUARTERLY HIGHLIGHTS

•	On December 21, 2021, the Company formed a joint venture partnership with an affiliate of EagleTree Capital, LP to jointly pursue debt opportunities and special situation, crossover, subordinated and other junior capital investments;

•	On December 30, 2021, the Company received shareholder approval to reduce its asset coverage ratio requirement from 200% to 150%, effective December 31, 2021, which allows the Company to increase the maximum amount of leverage that it is permitted to incur;

•	Net investment income per share for the quarter ended December 31, 2021 was $0.32. Earnings per share for the quarter ended December 31, 2021 was $0.28;

•	Net asset value per share was $16.34 as of December 31, 2021 compared to $16.52 as of September 30, 2021. The decrease was primarily due to the year-end special distribution of $0.20 per share that was paid in the fourth quarter;

•	As of December 31, 2021, the Company had $830 million of total principal amount of debt outstanding, of which 81% was comprised of senior secured bank debt and 19% was comprised of unsecured debt. The Company’s debt-to-equity ratio was 0.89x as of December 31, 2021 compared to 0.86x as of September 30, 2021;

•	As of December 31, 2021, the Company had total investments at fair value of $1,666 million in 113 portfolio companies across 22 industries. The investment portfolio was comprised of 93.9% senior secured loans, including 91.6% in first lien investments;[1]

•	During the quarter, the Company had new investment commitments of $353 million, funded new investment commitments of $339 million, funded previously unfunded commitments of $10 million, and had sales and repayments totaling $319 million, resulting in a net funded portfolio change of $30 million;

•	The Company placed one new investment on non-accrual status during the quarter. As of December 31, 2021, investments on non-accrual status amounted to 0.7% and 2.5% of the total investment portfolio at fair value and amortized cost, respectively;

•	For the quarter ended December 31, 2021, the Company paid distributions totaling $26.5 million, or $0.46 per share, with two record dates, which included a quarterly regular distribution of $0.26 per share and a year-end special distribution of $0.20 per share; and

•	As previously announced, the Company's co-chief executive officers declared a first quarter 2022 regular distribution of $0.28 per share payable on March 30, 2022 to shareholders of record as of March 23, 2022.

“Our core portfolio continued to perform well in the fourth quarter, generating net investment income of $0.32 per share. Investment activity was very strong during the quarter as we closed $353 million in new investment commitments, and experienced $319 million in sales and repayments. We previously announced an increase to our quarterly regular distribution from $0.26 per share to $0.28 per share beginning in the first quarter of 2022, and we are pleased to maintain this level of distribution for the second quarter of 2022,” said Mark Gatto, co-Chief Executive Officer of CION.

“In December, we received shareholder approval to reduce our asset coverage ratio from 200% to 150%, which will enable us to potentially increase our leverage as we seek to further drive portfolio growth and commensurate investment income,” added Michael A. Reisner, co-Chief Executive Officer of CION. “Additionally, we announced the formation of a joint venture partnership with a longstanding, experienced partner that we believe will provide us the opportunity to expand our investment focus.”

SELECTED FINANCIAL HIGHLIGHTS

	As of		As of
(in thousands, except per share data)	December 31, 2021		September 30, 2021
Investment portfolio, at fair value[1]	$1,666,122		$1,630,464
Total debt outstanding[2]	$830,000		$805,000
Net assets	$930,512		$941,013
Net asset value per share	$16.34		$16.52
Debt-to-equity	0.89	x	0.86	x

(in thousands, except share and per share data)	Three Months Ended December 31, 2021	Three Months Ended September 30, 2021
Total investment income	$40,404	$42,620
Total operating expenses and income tax expense	$21,994	$23,008
Net investment income after taxes	$18,410	$19,612
Net realized (losses) gains	$(15,209)	$19,736
Net unrealized gains (losses)	$12,772	$(14,240)
Net increase in net assets resulting from operations	$15,973	$25,108

Net investment income per share	$0.32	$0.35
Net realized and unrealized (losses) gains per share	$(0.04)	$0.09
Earnings per share	$0.28	$0.44

Weighted average shares outstanding	56,958,440	56,774,323
Distributions declared per share	$0.46	$0.26

Total investment income for the three months ended December 31, 2021 and September 30, 2021 was $40.4 million and $42.6 million, respectively. The decrease in investment income was primarily driven by a decrease in dividend income related to the exit of the Conisus Holdings, Inc. investment during the three months ended September 30, 2021.

Operating expenses for the three months ended December 31, 2021 and September 30, 2021 were $22.0 million and $23.0 million, respectively. Operating expenses decreased by $1.0 million primarily due to lower management fees incurred as a result of the change in the calculation of the management fee during the fourth quarter and lower non-recurring expenses associated with the listing of the Company's common stock on the New York Stock Exchange, partially offset by higher incentive fees, administrative services expenses and non-recurring shareholder proxy solicitation costs.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended December 31, 2021 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$311,036	88%	$200,599	63%
Senior secured second lien debt	—	—	60,145	19%
Collateralized securities and structured products - equity	—	—	10,373	3%
Unsecured debt	20,000	6%	—	—
Equity	22,133	6%	47,525	15%
Total	$353,169	100%	$318,642	100%

During the three months ended December 31, 2021, new investment commitments were made across 13 new portfolio companies and 5 existing portfolio companies. Sales and repayments were primarily driven by the full sale or repayment of investments in 25 portfolio companies. As a result, the number of portfolio companies decreased from 126 as of September 30, 2021 to 113 as of December 31, 2021.

PORTFOLIO SUMMARY1

As of December 31, 2021, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,526,989	91.6%
Senior secured second lien debt	38,583	2.3%
Collateralized securities and structured products - equity	2,998	0.2%
Unsecured debt	26,616	1.6%
Equity	70,936	4.3%
Total	$1,666,122	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	December 31, 2021		September 30, 2021
Number of portfolio companies	113		126
Percentage of performing loans bearing a floating rate[3]	88.8%		93.1%
Percentage of performing loans bearing a fixed rate[3]	11.2%		6.9%
Yield on debt and other income producing investments at amortized cost[4]	8.89%		8.95%
Yield on performing loans at amortized cost[4]	9.16%		8.92%
Yield on total investments at amortized cost	8.62%		8.31%
Weighted average leverage (net debt/EBITDA)[5]	4.52	x	4.63	x
Weighted average interest coverage[5]	3.39	x	3.50	x
Median EBITDA[6]	$36.3 million		$43.1 million

As of December 31, 2021, investments on non-accrual status represented 0.7% and 2.5% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2021, the Company had $830 million of total principal amount of debt outstanding, comprised of $675 million of outstanding borrowings under its senior secured credit facilities, $125 million of senior unsecured notes due 2026, and $30 million of unsecured notes due 2024. The combined weighted average interest rate on debt outstanding was 3.64% for the quarter ended December 31, 2021. As of December 31, 2021, the Company had $92 million in cash and short term investments and $50 million available under its financing arrangements.2

EARNING CONFERENCE CALL

CION will host an earnings conference call on Thursday, March 10, 2022 at 11:00 am Eastern Time to discuss its financial results for the fourth quarter and fiscal year ended December 31, 2021. Please visit the Investor Resources - Events and Presentations section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Fourth Quarter 2021 Financial Results Webcast. Domestic callers can access the conference call by dialing (877) 445-9755. International callers can access the conference call by dialing +1 (201) 493-6744. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Events and Presentations section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $7.6 million and $8.3 million as of December 31, 2021 and September 30, 2021, respectively.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of our performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments, excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to us for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of our initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2021	September 30, 2021
		(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,617,126 and $1,658,592, respectively)	$1,581,124	$1,629,201
Non-controlled, affiliated investments (amortized cost of $91,476 and $138,742, respectively)	81,490	117,097
Controlled investments (amortized cost of $83,702 and $0, respectively)	91,425	—
Total investments, at fair value (amortized cost of $1,792,304 and $1,797,334, respectively)	1,754,039	1,746,298
Cash	3,774	2,159
Interest receivable on investments	21,549	21,283
Receivable due on investments sold and repaid	2,854	19,559
Dividends receivable on investments	—	135
Prepaid expenses and other assets	466	474
Total assets	$1,782,682	$1,789,908

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $7,628 and $8,327, respectively)	$822,372	$796,673
Payable for investments purchased	11,327	33,360
Accounts payable and accrued expenses	1,922	3,509
Interest payable	4,339	2,838
Accrued management fees	6,673	8,443
Accrued subordinated incentive fee on income	3,942	2,933
Accrued administrative services expense	1,595	1,139
Total liabilities	852,170	848,895

Commitments and contingencies

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized;
56,958,440 shares issued and outstanding for both periods	57	57
Capital in excess of par value	1,059,989	1,059,989
Accumulated distributable losses	(129,534)	(119,033)
Total shareholders' equity	930,512	941,013
Total liabilities and shareholders' equity	$1,782,682	$1,789,908
Net asset value per share of common stock at end of period	$16.34	$16.52

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$32,487	$27,340	$119,792	$125,395
Paid-in-kind interest income	3,349	7,125	17,306	17,078
Fee income	2,571	2,279	5,927	4,393
Dividend income	112	—	366	331
Non-controlled, affiliated investments
Interest income	1,094	5,004	4,961	7,883
Paid-in-kind interest income	505	739	3,160	2,082
Dividend income	26	762	5,576	3,012
Fee income	—	150	—	150
Controlled investments
Paid-in-kind interest income	260	—	260	—
Dividend income	—	—	—	3,518
Total investment income	40,404	43,399	157,348	163,842
Operating expenses
Management fees	6,674	7,668	31,143	31,828
Administrative services expense	966	672	3,069	2,465
Subordinated incentive fee on income	3,942	4,323	6,875	7,631
General and administrative	1,855	1,401	9,805	6,085
Interest expense	8,256	7,361	31,807	36,837
Total operating expenses	21,693	21,425	82,699	84,846
Net investment income before taxes	18,711	21,974	74,649	78,996
Income tax expense, including excise tax	301	243	342	268
Net investment income after taxes	18,410	21,731	74,307	78,728
Realized and unrealized (losses) gains
Net realized (losses) gains on:
Non-controlled, non-affiliated investments	(5,444)	(12,181)	(4,100)	(69,687)
Non-controlled, affiliated investments	(9,766)	—	8,010	(211)
Controlled investments	—	—	(3,067)	—
Foreign currency	1	2	(3)	26
Net realized (losses) gains	(15,209)	(12,179)	840	(69,872)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(6,566)	39,721	25,566	1,110
Non-controlled, affiliated investments	11,615	(1,998)	7,261	(17,945)
Controlled investments	7,723	(59)	10,790	(3,043)
Net change in unrealized appreciation (depreciation)	12,772	37,664	43,617	(19,878)
Net realized and unrealized (losses) gains	(2,437)	25,485	44,457	(89,750)
Net increase (decrease) in net assets resulting from operations	$15,973	$47,216	$118,764	$(11,022)
Per share information—basic and diluted(1)
Net increase (decrease) in net assets per share resulting from operations	$0.28	$0.83	$2.09	$(0.19)
Net investment income per share	$0.32	$0.38	$1.31	$1.39
Weighted average shares of common stock outstanding	56,958,440	57,056,443	56,808,960	56,817,920

(1) The Company completed a two-to-one reverse stock split, effective as of September 21, 2021. The weighted average shares used in the computation of the net increase (decrease) in net assets per share resulting from operations and net investment income per share reflect the reverse stock split on a retroactive basis.

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.8 billion in assets as of December 31, 2021. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Annual Report on Form 10-K, which CION filed with the SEC on March 9, 2022, as well as CION’s other reports filed with the SEC. A copy of CION’s Annual Report on Form 10-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Alexander Cavalieri

acavalieri@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

Jeehae Linford

The Equity Group

jlinford@equityny.com

212-836-9615